NEWS RELEASE APG: TSX AGT: AMEX

APOLLO GOLD REPORTS
FIRST QUARTER 2005 RESULTS

Denver, Colorado May 11, 2005 — Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) today reported a net loss of $3.7 million or $0.04 per basic share for the first quarter 2005 compared a net loss of $1.6 million or $0.02 per basic share for the first quarter 2004 (Reported in US dollars).

First Quarter 2005 Highlights

•	Production and sales of 22,491 ounces of gold at a cash operating cost of $415 per ounce and a total cash cost of $438 per ounce. Development gold ounces from the Standard Mine added 3,603 ounces for a total of 26,094 ounces for the quarter.

•	At the Standard Mine loading of ore onto the heap leach pad continued throughout the quarter and the area under leach was expanded. It was determined that the mine was not in commercial production in the first quarter even though it did produce 3,603 ounces of gold.

•	Florida Canyon produced 9,846 ounces of gold with cash operating costs of $384 per ounce and total cash costs of $394 per ounce.

•	Montana Tunnels produced 12,645 ounces of gold at a cash operating cost of $440 per ounce and total cash costs of $472 per ounce.

•	Drilling at the Black Fox project continued throughout the quarter with 107 core holes (22,744 meters) being completed, bringing the total to date to 715 core holes (189,708 meters). Assay highlights in the quarter include hole number 235-234 with a true width of 6.5 ft of 5.33 oz gold per ton and hole number 05BF — 417 with a true width of 5.2 ft of 2.62 oz gold per ton. Many other assays were multiple feet intercepts with multiple gold ounce assays. The complete list of assay results for the Black Fox project is available on the Apollo web site, www.apollogold.com.

•	Ore reserves were updated and as of December 31, 2004 the Company had a total of 1,806,900 ounces of proven and probable gold reserves.

•	The gold put/call straddle position was reduced to 4,000 ounces as at March 31, 2005. The position was closed out in April 2005.

R. David Russell, President and CEO of the Company said “Our cash costs were higher than the Company or the market would like them to be and we are focused on bringing these costs down in the second quarter 2005. However, we can take comfort in some positive developments from this first quarter 2005.

“Montana Tunnels has completed its waste stripping program and we saw stripping ratios come down from 3.6:1 to 1.6:1 during the quarter with lower strip ratios expected to continue throughout the year. Total cash costs were high for the quarter at $472 per ounce but again there was an improving trend throughout the quarter which is expected to continue into the second quarter as grades improve.

“At the beginning of March 2005 we made the decision to temporarily suspend mining activity at the Florida Canyon, however, we continue to leach gold from the heap leach pad. The change in mine planning was made so as to concentrate efforts on the new Standard Mine operations and the associated development of the new heap leach pad construction and loading. The leach pad at Florida Canyon contained an estimated 55,000 ounces of gold at the beginning of the 2005. The total cash cost at Florida Canyon for the quarter appear high at $394 per ounce but this number does include a charge from inventory equivalent to $167 per ounce for the drawdown of gold inventory ounces from the pad.

“The Company’s new Standard Mine continued ramping up leach pad loading with initial development ounces poured throughout the quarter for a total of 3,600 ounces poured and sold. It was determined that for the first quarter the mine was not in commercial production and all costs of operation and revenue were capitalized. We now fully expect to see this mine enter into commercial production during the second quarter 2005.

“As a result of our put/call gold contracts we received an average sales price for our gold of $384 per ounce in the first quarter 2005 compared to the market average of $427 per ounce. With the completion of the contracts in April 2005 we will in future be able to sell our production at prevailing prices.

“At Black Fox we continued with our drilling program and made positive progress on permitting and the feasibility study. The drilling results published during the first quarter continue to indicate continuity of the ore body and consistent economic gold grades. The ore zones are open along strike and to depth. In addition to the gold zones we expanded upon the base metal — gold zone that was discovered in 2004. The base metal-gold zone appears to be independent of the original gold zone described above. We plan to continue to develop the base metal-gold zone as a second priority to the primary gold zone. I still remain excited by the new base metal ore zone as we continue to have successful results from this drilling campaign.

“I look forward to the second quarter 2005 and beyond, with the continued positive trend results as I am confident they will show that Apollo will continue with its improvements and exploration successes.”

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Apollo Gold Corporation
Consolidated Financial Results Summary
(All Dollars in US, 000’s unless otherwise stated)

	Three Months Ended
	March 05	March 04
Net earnings/loss	$(3,733)	$(1,616)
Operating cash flow	$(2,366)	$(783)

Net loss per share basic and diluted (US$)	($0.04)	($0.02)

Undiluted shares (average)	94,857,192	74,654,540

Gold ounces sold	22,491	33,170

Total cash costs per ounce (US$/oz) (1)	$438	$301

Average realized gold price (US$/oz)	$384	$380
Gold spot price per ounce (US$/oz) (2)	$427	$408

(1) Total cash cost is a non GAAP financial measure, defined below

(2) Average gold price as per London PM fix

Sales and Production Costs

Sales of gold for the first quarter 2005 were 22,491 ounces compared to 33,170 ounces in the corresponding period 2004. The lower production was the result of lower mining activity at Florida Canyon. Sales of metals are as follows:

	Three months ended
	March 05	March 04
Gold ounces	22,491	33,170
Silver ounces	170,405	138,813
Lead payable pounds	3,124,092	3,143,393
Zinc payable pounds	6,420,429	9,040,272

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	March 05	March 04

Average sales price per ounce	$427	$408
Loss on hedge position	$(43)	(28)
Average realized price per ounce sold	$384	$380

Costs per ounce
Cash operating costs	$415	$283
Royalties and mining taxes	$23	$18
Total cash costs	$438	$301
Depreciation, Amortization, accretion	$53	$39
Total production costs	$491	$340

The above cash operating, total cash and total production costs are non — GAAP financial measures and are calculated in accordance with The Gold Institute guidelines and used by management to assess performance of individual operations as well as a comparison to other gold producers.

The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating expense, less production royalties, mining taxes and by-product credits for payable silver, lead and zinc. We have included cash operating costs information to provide investors with information about the cost structure of our mining operations.

The term “total cash costs” is cash operating costs plus production royalties and mining taxes.

The term “total production costs” is total cash costs plus depreciation and amortization.

OPERATIONAL REVIEW

Florida Canyon

At Florida Canyon, production was 9,846 ounces of gold at a total cash cost of $394 per ounce for the three months ended March 31, 2005 as compared to 22,387 ounces of gold at a total cash cost of $314 per ounce for the same period in 2004. This lower production was a result of the lower mining activity following the reduction to one shift in the third quarter of 2004 and the temporary cessation of mining on March 1, 2005.

The original plan was to mine throughout 2005, however management determined at the end of February that it should focus its manpower and resources on the Standard Mine and therefore the decision was taken to temporarily suspend mining activity from March 1, 2005 and to continue to produce gold by leaching down the gold contained within the existing pad. The decision whether to build the leach pad extension, which is fully permitted, and resume mining will be taken later in the year. The mine cash costs were

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slightly higher than expected due to mining problems encountered in January and the early part of February as Nevada experienced its worst winter in decades with heavy snowfalls and freezing fogs disrupting mining activity and the leaching of the pad both during the snow and the subsequent thaw.

Following are key operating statistics at Florida Canyon for the first quarter of 2005 compared to 2004:

	2005	2004
	First Quarter	First Quarter
Tons mined	960,292	6,389,682
Gold production	9,846	22,387
Silver production	6,399	20,055
Total cash costs per ounce	$394	$314
Total production costs per ounce	$446	$346
Total revenue ($millions)	$3.2	$8.4
Capital expenditures:($millions)
Florida Canyon	$0.0	$0.1
Standard Mine	$1.0	$0.6

Standard Mine

At the Standard Mine loading of ore onto the heap leach pad continued throughout the quarter and the area under leach was expanded.

During the first quarter 2005, tons mined were as expected at 2,012,711 tons of which 774,000 tons were ore with the balance being waste giving a strip ratio of 1.6:1. This strip ratio was higher than the average expected for the year 2005. All ore tons were placed on the pad at an average grade of 0.0163 ounces per ton.

Under Canadian GAAP it was determined that due to construction of the plant only being completed in late February 2005, coupled with the limited number of leach fields available, the mine was not in production in the first quarter 2005. Standard produced 3,600 ounces of gold during this period, the revenue from which was credited against capital costs.

Montana Tunnels

During the first quarter of 2005, 5.4 million tons were mined at Montana Tunnels. Waste removed totaled 3.7 million tons. Revenues at Montana Tunnels were slightly behind our projections as the gold ore grades were slightly less than planned. Lower than planned mill through-put was due to process water quality problems resulting in lower gold and total metal production.

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The following presents the key statistics for the Montana Tunnels operation for the first quarter of 2005 and 2004.

	2005	2004
	First Quarter	First Quarter
Tons Mined	5,395,823	8,932,282
Tons Milled	1,410,782	1,108,589

Production:
Gold Ounces	12,645	10,783
Silver Ounces	164,006	118,758
Lead Pounds	3,124,092	3,143,393
Zinc Pounds	6,420,429	9,040,272
Total cash costs per ounce	$472	$278
Total production costs per ounce	$527	$332

Total Revenue ($millions)	$12.3	$11.6
Capital Expenditures ($millions)	$0.5	$3.8

Total mine tonnage moved during the first quarter 2005 was 5,395,823 tons compared to 8,932,282 tons mined in the same quarter 2004. Of the total mined in the first quarter 2005, 1,415,000 tons was ore, giving a strip ratio for the quarter of 2.6:1 which was slightly higher then expected. This compares to ore mined in the first quarter 2004 of 1,249,000 tons for a strip ratio of 6.0:1.

Following the mill up-grade in 2004, 1,410,782 tons were milled in the quarter ended March 31, 2005, compared to 1,108,589 tons in the same quarter 2004. Ounces of gold produced at 12,645 ounces was 1,862 ounces higher then in 2004 but lower than expected as a result of tonnage through-put and lower then forecast grade. The lower than expected milling tonnage was due to severe weather in January and February causing the tailings pond to freeze, more than in previous winters. These factors, together with the unusually low water levels in the pond, restricted water supply to historic levels of milling rather than the up-rated throughput planned as a result of the mill upgrade project in 2004. These problems were identified and corrective actions were taken.

The lower grade of gold ore not only affected gold production but also zinc production, the revenue from which is treated as a bi-product and therefore lowers the total cash cost per ounce of gold. Lower production of zinc therefore led to a higher total cash cost per ounce of gold.

DEVELOPMENT PROJECTS

Black Fox Project — Canada

At the Black Fox project for the first quarter of 2005, 44 surface core holes (7,941 meters) and 63 underground core holes (14,803 meters) were completed for a total of 107 core holes (22,744 meters) drilled. At the Black Fox project, 442 surface core holes (133,840 meters) and 273 underground core holes (55,868 meters) of exploration holes have been completed to date for a total of 715 core holes (189,708 meters).

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In general this deposit is continuing along strike in both directions and still has great potential at depth. One of the most important results of this year’s surface drilling is the development of “flow-type” ore shoots between sections 10400 and 10550. This type of gold mineralization is more consistent and thicker than the “green carbonate” mineralization in the upper ore zones.

Huizopa Project — Mexico

General exploration work continued during the first quarter with geological review underway.

On April 29, 2005, Apollo and Argonaut Mines, LLC, together with their respective Mexican subsidiaries, entered into an Amended and Restated Agreement by which they restructured their existing arrangement at the Huizopa project in Mexico. The restructuring transaction was completed on May 6, 2005. In return for Argonaut’s agreement to restructure the existing arrangement at Huizopa, Apollo issued 1,000,000 common shares to Argonaut on May 6, 2005. Apollo’s Mexican subsidiary is now the owner of the Mexican subsidiary of Argonaut which has a contractual interest in two of the concessions at the project. As a result of that transaction, Apollo’s Mexican subsidiary no longer has any earn-in requirements pertaining to the Huizopa project, although it will still be responsible for the underlying payments to the landowner at the project, and the payments and performance of obligations required to maintain those concessions. If Apollo’s Mexican subsidiary chooses not to go forward with the project, it is obligated to transfer a controlling interest in the Mexican subsidiary of Argonaut back to Argonaut.

General and Administrative

General administrative expenses were $1.7 million for the three months ended March 31, 2005 which were the same for the first quarter 2004. As from January 2004 the Company adopted the fair value method of accounting for stock options as set out in CICA Handbook section 3870, Stock–Based Compensation and Other Stock–Based Payments. As a result, share–based compensation was $202,000 in 2005 compared to $27,000 in the same period of 2004.

Accretion and Royalty

Accrued accretion expense was $0.4 million related to accrued site closure costs at the Florida Canyon and Montana Tunnels mines for the three months ended March 31, 2005 compared to $0.3 million in the same period of 2004. Royalty expenses were $88,000 for the three months ended March 31, 2005 as compared to $210,000 at March 31, 2004 as a result of the lower gold production at Florida Canyon.

Exploration Expense

      Expenses for exploration and development, consisting of drilling and related expenses at our exploration properties, totaling approximately $0.2 million and $0.1 million for the

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three months ended March 31, 2005 and 2004, respectively. The increase in expenditures is due to increased exploration activities in Mexico.

Other Income/Expenses

Apollo realized interest income of $104,000 during the three months ended March 31, 2005 and interest expense of $741,000 in the same period compared to $148,000 in interest income and $110,000 in interest expense during the comparable period in 2004. The interest income reduction is due to lower levels of cash being invested. The increase in interest expense is due to accretion on the convertible debenture issued in the 4th quarter 2005.

A $1.8 million gain on sale of spare mining equipment was realized during the first quarter 2005.

Foreign exchange losses were $26,000 and $188,000 during the three months ended March 31, 2005 and 2004, respectively, from cash balances held in Canadian dollars. Apollo utilizes, United States dollars as its functional and reporting currency.

There was a $38,000 gain for the three months ended March 31, 2005 for the commodities contract with Standard Bank as compared to a $523,000 loss for the three months ended March 31, 2004.

Summary of Results

The result is that Apollo incurred a loss of $3.7 million or $0.04 per share for the three months ended March 31, 2005, as compared to a loss of $1.6 million or $0.02 per share for the three months ended March 31, 2004. Operating expenses totaled approximately $20.6 million for the three months ended March 2005, as compared to approximately $20.9 million for the same period in 2004.

Liquidity and Financial Resources

To date, Apollo has funded its operations primarily through issuances of debt and equity securities. At March 31, 2005, cash and cash equivalents was $2.5 million, compared to cash and cash equivalents of $6.9 million at December 31, 2004. The decrease in cash from December 31, 2004 was primarily the result of operating cash outflows of $2.4 million, investment activities of $3.9 million plus a reduction of capital lease debt was $0.7 million and debenture interest paid of $0.3 million. These outflows were offset by funds from proceeds on issuance of shares of $2.8 million.

Investing activities used $3.9 million of cash during the three months ended March 31, 2005, compared to $8.7 million in the same period 2004. Capital expenditures in the first quarter were $3.6 million of which $1.0 million were expended at Standard mine, $2.0 million for the further development of the Black Fox project and $0.5 million in respect of the finalization of the Montana Tunnels waste strip program. In addition to theses capital expenditures, $0.4 million was invested in the restricted cash account as part of the Montana Tunnels reclamation liability.

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During the quarter the Company’s put/call gold straddle position was reduced from 16,000 ounces of gold down to 4,000 ounces as of March 31, 2005. The final 4,000 ounces was delivered into the contract on April 25, 2005.

Apollo intends to raise additional funds from the sale of spare mining equipment and may raise additional financing from the sale or debt or equity securities, which may include Canadian flow-through financing to fund a portion of its Canadian exploration. We expect that these funds, together with internally generated funds, will be sufficient to fund the remainder of the 2005 corporate overheads of approximately $5.0 million, lease payments of $1.8 million and debenture interest of $0.8 million.

Financing Activities

Financing activities for the three months ending on March 31, 2005 included completing the second tranche of a private placement of 4,199,998 units with an issue price of $0.75 for proceeds of $2.8 million, net of expenses of $0.3 million and fair value of broker’s compensation warrants of $0.2 million.

Ore Reserves

Updates to the reserves of the Company’s US operations are as per the table below with an update to the Black Fox Project proven and probable reserves expected in the second half of 2005. The reserves were estimated using a gold price of US$375 per ounce and have been audited by Mine Development Associates (MDA) of Reno, Nevada.

Proven and Probable Reserves – Gold Ounces (Audited)

Ounces of Gold	December 31, 2004		December 31, 2003	Increase (Decrease)
Black Fox Project	457,100	*	457,100	0
Montana Tunnels	643,800		692,500	(48,700)
Florida Canyon	263,600		374,393	(110,793)
Standard Mine Project	442,400		404,100	38,300
Apollo Gold – Total	1,806,900		1,928,093	(121,193)

* Not updated at this time – Unchanged from December 31, 2003 – Gold price US$350 / oz

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5655 S. Yosemite Street, Suite 200 • Greenwood Village • CO • 80111

Contact Information:

Investor Relations:
Dave Young
VP Business Development
720-886-9656 ext. 55
Toll Free: 1-877-465-3484

E-mail: info@apollogold.com	Web site: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchanged Act of 1934, as amended. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated funding, production, production commencement dates, grade, processing capacity, recoveries, results of permitting and feasibility studies, development, costs, expenditures, mine re-opening and exploration, continuation of improvement of stripping at Montana Tunnels Mine, and our ability to continue to fund our operations. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the results of independent Canadian NI 43-101 reports; the outcome of assays and additional exploration sampling and drilling efforts; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; fluctuations in gold price and costs; and other factors in our Form 10-K for the year ended December 31, 2004. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, disclaim any obligation to update or revise any of the forward-looking statements that are in this press release. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

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5655 S. Yosemite Street, Suite 200 • Greenwood Village • CO • 80111

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of United States Dollars)

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Current
Cash and cash equivalents	$2,519	$6,947
Accounts receivable	5,962	3,088
Prepaids	357	423
Broken ore on leach pad	10,266	8,960
Inventories	2,505	3,242

Total Current Assets	21,609	22,660

Broken ore on leach pad — long-term	2,467	4,824
Property, plant and equipment	59,347	58,544
Deferred stripping costs	37,365	36,851
Restricted certificate of deposit	9,778	9,366
Deferred loss on commodity contracts	335	1,340
Deferred financing costs	823	901

Total Assets	$131,724	$134,486

Liabilities
Current
Accounts payable	$8,181	$10,035
Accrued liabilities	3,164	2,447
Unrealized loss on commodity contracts	337	1,500
Notes payable	2,406	2,833
Property and mining taxes payable	1,225	1,070

Total Current Liabilities	15,313	17,885

Notes payable and long-term liability	535	799
Convertible debentures	5,940	5,538
Accrued site closure costs	26,617	26,192

Total Liabilities	48,405	50,414

Continuing operations

Shareholders’ Equity
Share capital	144,385	141,795
Issuable common shares	231	231
Equity component of convertible debentures	1,809	1,815
Note warrants	781	781
Contributed surplus	10,023	9,627
Deficit	(73,910)	(70,177)

Total Shareholders Equity	83,319	84,072

Total Liabilities and Shareholders Equity	$131,724	$134,486

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
(in thousands of United States Dollars, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2005	2004
	(Unaudited)	(Restated)
Revenue
Revenue from sale of minerals	$15,694	$19,979

Operating Expenses
Direct operating costs	16,808	17,151
Depreciation and amortization	1,234	1,320
General and administrative expenses	1,650	1,730
Stock-based compensation	202	27
Accretion expense	414	345
Royalty expense	88	210
Exploration and business development	240	139

	20,636	20,922

Operating Loss	(4,942)	(943)
Other Income (Expenses)
Interest income	104	148
Interest expense	(741)	(110)
Gain on sale of property, plant and equipment	1,834	—
Foreign exchange loss and other	(26)	(188)
Realized and unrealized gain (loss) on commodity contracts	38	(523)

Net loss for the period	(3,733)	(1,616)
Deficit, beginning of period	(70,177)	(51,988)

Deficit, end of period	$(73,910)	$(53,604)

Net loss per share, basic and diluted	$(0.04)	$(0.02)

Weighted average number of shares outstanding	94,857,192	74,654,540

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of United States Dollars)
(unaudited)

	Three months ended
	March 31,
	2005	2004
	(Unaudited)	(Restated)
Operating Activities
Net loss for the period	$(3,733)	$(1,616)
Items not affecting cash
Depreciation and amortization	1,234	1,320
Amortization of deferred financing costs	80	—
Stock-based compensation	202	27
Accretion expense — accrued site closure costs	414	345
Accretion expense — convertible debentures	685	—
(Decrease) Increase in unrealized loss on commodity contracts	(1,163)	5,198
Decrease (Increase) in deferred loss on commodity contracts	1,005	(4,355)
Gain on sale of property, plant and equipment	(1,834)	—
Other	(15)	(66)
Net change in non—cash operating working capital items	759	(1,636)

	(2,366)	(783)

Investing Activities
Property, plant and equipment expenditures	(3,058)	(3,123)
Deferred stripping costs	(515)	(3,515)
Short-term investments	—	(2,057)
Proceeds from disposal of property, plant and equipment	118	—
Restricted Certificate of Deposit and other assets	(412)	(45)

	(3,867)	(8,740)

Financing Activities
Proceeds on issuance of shares	2,761	8,561
Convertible debentures interest paid	(265)	—
Acquisition and cancellation of shares	—	(48)
Payments of notes payable	(691)	(1,074)

	1,805	7,439

Net decrease in cash	(4,428)	(2,084)
Cash and cash equivalents, beginning of period	6,947	25,851

Cash and cash equivalents, end of period	$2,519	$23,767

Supplemental Cash Flow Information:
Interest paid	$662	$110